UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 4, 2022

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	WTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 4, 2022, Wireless Telecom Group, Inc., a New Jersey corporation (the “Company”), and its wholly owned subsidiary, Wireless Telecommunications Group, LTD, a company organized under the laws of England and Wales (“Holdings”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with E-Space Acquisitions LLC, a Delaware limited liability company (“Buyer”), and eSpace Inc., a Delaware corporation, as guarantor. The Purchase Agreement provides for the purchase by the Buyer of 100% of the issued and outstanding equity interests of Holdings (the “Securities”) from the Company. The board of directors or other governing body of each of the Company and the Buyer has unanimously approved the Purchase Agreement and the transactions contemplated thereby (collectively, the “Transaction”).

Upon the closing of the Transaction (the “Closing”), under the terms of the Purchase Agreement, the purchase price for the Securities is estimated to be approximately $14.5 million, inclusive of $13.75 million in cash consideration and a $750,000 note payable, subject to agreed-upon reductions. The Buyer intends to pay the purchase price using a combination of cash on hand and borrowings from a credit facility.

The Closing is subject to customary closing conditions, including regulatory approvals and absence of legal impediments. The Purchase Agreement contains customary restrictions on the Company’s ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. The Purchase Agreement also contains customary covenants, including with respect to conduct of the business in the ordinary course.

The Purchase Agreement contains certain termination rights for both the Buyer and the Company, including that, subject to certain limitations, (i) the Company or the Buyer may terminate the Purchase Agreement if the Transaction is not consummated by Janaury 31, 2023, (ii) the Buyer and the Company may mutually agree to terminate the Purchase Agreement, and (iii) the Buyer or the Company may terminate the Purchase Agreement if there is a breach of the representations, warranties or covenants that would render certain closing conditions incabable of being satisfied, among other things.

The Company also agreed not to, directly or indirectly, (i) engage in any activities that compete with Holdings’ business and (ii) hire or solicit any employee, independent contractor, or consultant of Holdings’ business for a period of five years from the closing date, subject to certain carve-outs.

The Purchase Agreement contemplates that Buyer will obtain representation and warranty insurance to cover any breach of the Company’s representations. The Company will have no indemnification obligations to the Buyer for representation and warranty breaches or pre-closing covenants following the closing of the Transaction, other than in the case of fraud.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which is attached as Exhibit 10.1 and is incorporated herein by reference.

The Purchase Agreement contains representations and warranties by each of the Buyer, the Company and Holdings. These representations and warranties were made solely for the benefit of the parties to the Purchase Agreement and:

●	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	may have been qualified in the Purchase Agreement by disclosures that were made to the other party in connection with the negotiation of the Purchase Agreement;

●	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

●	were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed as a part of this report.

Exhibit No.	Description

10.1	Securities Purchase Agreement dated as of December 4, 2022 by and among Wireless Telecom Group, Inc., Wireless Telecommunications Group, LTD, E-Space Acquisitions LLC and eSpace Inc., as guarantor

99.1	Press Release of Wireless Telecom Group, Inc., dated December 5, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: December 5, 2022	By:	/s/ Michael Kandell
Michael Kandell
Chief Financial Officer